Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Resolute Energy Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-162209, 333-162210, 333-176147) on Form S-8, the registration statements (Nos. 333-166142, 333-167894, 333-183738) on Form S-3 and the registration statement (No. 333-183739) on Form S-4 of Resolute Energy Corporation of our reports dated March 6, 2013, with respect to: (a) the Statements of Revenue and Direct Operating Expenses of the Celero Properties for each of the years in the two-year period ended December 31, 2011, and (b) the Statement of Revenue and Direct Operating Expenses of the RSP Properties for the year ended December 31, 2011, which reports appear in the Form 8-K of Resolute Energy Corporation dated March 6, 2013.

/s/ KPMG LLP

Denver, Colorado

March 6, 2013